State of Delaware
Secretary of State
Division of Corporations
Delivered 09:14 AM 11/05/2019
FILED 09:14 AM 11/05/2019
SR 20197907066 - File Number 7688109

State of Delaware
Limited Liability Company
Certificate of Formation

First: The name of this Delaware limited liability company is:

Cardone Equity Fund IX, LLC

Second: The name and address of the registered agent of the Company is:

Corporate Creations Network Inc.
3411 Silverside Road Tatnall Building #104
Wilmington DE 19810

The undersigned authorized person has executed this Certificate of Formation on November 5, 2019.

/s/ Jim Perkins
Authorized Person:
Jim Perkins, Special Secretary